Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the use, in this Amendment No. 3 to Registration Statement on Form S-1 of our report dated December 3, 2007, relating to the balance sheet as of June 30, 2007, and the related statements of operations, changes in stockholders’ (deficit) and cash flows for the period from July 20, 2006 (date of inception of Fairground Media) to June 30, 2007 of CrowdFunder, Inc. (f/k/a Mauna Kea Enterprises, Inc.) and its subsidiary. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities Exchange Commission.

/s/ Schumacher & Associates, Inc.
Schumacher & Associates, Inc.

Denver, Colorado
May 5, 2008